EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our report dated December 21, 2011, with respect to the consolidated financial statements included in the Annual Report of Aeolus Pharmaceuticals, Inc. on Form 10-K for the year ended September 30, 2011, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Aeolus Pharmaceuticals, Inc. on (i) Forms S-8 (File Nos. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-99421, 333-115499, 333-121424, 333-121425 and 333-141633).

/s/ GRANT THORNTON LLP

San Diego, California
December 21, 2011